Therapeutic Solutions International, Inc.
Discover the future

March 28, 2022

The Center Director
Food and Drug Administration
Center for Biologics Evaluation and Research
Document Control Center, 10903
New Hampshire Avenue, Bldg. 71, Rm. G112
Silver Spring, MD 20993-0002

Re: **IND 19757 Serial No. 0018 - Change in Complete Ownership**
IND Ownership Acceptance and Assurance Letter
Investigational Product *Umbilical cord-derived Mesenchymal Stem Cells (UC-MSCs)*
Protocol Title: Phase IIb/III Trial of Umbilical cord-derived Mesenchymal Stem Cells for Patients with COVID-19

ATTN: Virginia Ocampo, Regulatory Project Manager

Dear Center Director and Reviewer(s):

Per 21 CFR § 312, effective March 28, 2022, Company Therapeutic Solutions International, Inc will take complete ownership of Investigational New Drug Application (IND) #19757.

All rights to the application have been transferred by the previous owner, Prof. Camillo Ricordi, MD, FNAI at the University of Miami Miller School of Medicine to the new owner, Therapeutic Solutions International Inc. Therapeutic Solutions International Inc is fully committed to all agreements, promises, and conditions made by the former owner and contained in the applications listed above. The contact information for the responsible agent is as follows: Thomas Ichim, Ph.D., Therapeutic Solutions International Inc, 4093 Oceanside Blvd B, Oceanside, CA 92056, [redacted]

Therapeutic Solutions International Inc has a complete copy of the approved application, including supplements and records required to be kept by the sponsor. All documents will be updated to reflect Therapeutic Solutions International Inc as the sponsor. All future correspondence will be from Therapeutic Solutions International Inc. Also, I as the agent of the Therapeutic Solutions International Inc will be responsible for any correspondence outstanding as of the effective date of this transfer. A new eCTD submission reflecting the new investigator will follow shortly.

If you have any questions regarding this submission, please feel free to contact me. Thank you for incorporating this communication into the IND file.

Sincerely,

Thomas Ichim,
Therapeutic Solutions International
4093 Oceanside Blvd B, Oceanside, CA 92056
[redacted]